Exhibit 5.1

7800 Rancharrah Parkway Reno, NV 89511 PH (775) 788-2200 | FX (775) 786-1177 fennemorelaw.com

December 10, 2024

Evolution Petroleum Corporation 1155 Dairy Ashford Road, Suite 425 Houston, Texas 77079

Re: Registration Statement on form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the registration under the Securities Act of 1933, as amended (the “Act”), by Evolution Petroleum Corporation, a Nevada corporation (the “Company”), by means of a registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) relating to the registration of an additional 2,100,000 shares (the “Shares”) of common stock, par value $0.001 per share of the Company (the “Common Stock”), which are issuable or may be issued pursuant to the Company’s Amended and Restated 2016 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement, (ii) the Plan and (iii) the Company’s Articles of Incorporation and Bylaws, each as amended and currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein. With respect to the Shares, we have assumed that at the time of issuance, the Company has sufficient authorized, but unissued shares of Common Stock available to allow for such issuance.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized and, when issued and delivered pursuant to the Plan or pursuant to stock options or other instruments that have been issued pursuant to the Plan, such Shares will be validly issued, fully paid and nonassessable.

December 10, 2024

Our opinion is limited to the laws of the State of Nevada. We express no opinion as to the effect of the law of any other jurisdiction. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Fennemore Craig, P.C.

Fennemore Craig, P.C.

CDOL/cete